Exhibit 10.15
Summary of Bonus Program
The following is a summary description of the terms and conditions of the Bonus Program, under which quarterly bonuses may be paid to the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) (“NEOs”) of Enphase Energy, Inc. (the “Company”) as determined by the Board of Directors (“Board”) or the Compensation Committee of the Board (“Compensation Committee”). The Bonus Program is designed to align compensation with company and individual performance.
All Company employees, including NEOs, are eligible for quarterly performance bonuses under the Bonus Program, based on individual and company performance toward pre-approved goals. The quarterly bonus payout for each eligible employee is determined on a quarterly basis based on the employee’s earned salary in such quarter, multiplied by their bonus target (as a % of base salary), multiplied by a personal performance factor, multiplied by a company performance factor, multiplied by a funding factor (based on profit before taxes before bonus). The personal performance factor ranges from 0 to 1.2, the company performance factor ranges from 0 to 1, and the funding factor ranges from 0 to 1.5. No quarterly bonuses are payable if any of the following occur: funding factor below zero; the company performance factor falls below .65 in the quarter; or, on an individual basis, if an employee fails to set approved goals for the quarter or achieves a personal performance factor of 0.
The Compensation Committee retains final discretion over and must approve all payments under the Bonus Program. The Compensation Committee has the authority to make changes to the terms and conditions of the Bonus Program at any time.